Exhibit A
                              Century Casinos, Inc.

                     AMENDED AND RESTATED CHARTER AND POWERS
                             OF THE AUDIT COMMITTEE
                                 MARCH 29, 2004

     The Audit Committee of the Board of Directors (the "Audit Committee") is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to the shareholders and others, the systems of internal controls, which management and the Board of Directors have established, and the audit process.

     The membership of the Audit Committee shall consist of at least three members of the Board of Directors, each of whom shall be independent, and who shall serve at the pleasure of the Board of Directors. Audit Committee members and the Committee Chairman shall be designated by the full Board of Directors.

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should be designed to best react to changing conditions and to ensure to the directors and shareholders that corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

RESOLVED, that the charter and powers of the Audit Committee shall be:

     1.   Overseeing   that   management  has  maintained  the  reliability  and
          integrity of the accounting policies and financial reporting and disclosure practices of the Company;

     2. Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

     3. Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy;

RESOLVED, that the Audit Committee shall have the following specific powers and duties:

     1. Reviewing, selecting, and engaging the independent accountants to audit the financial statements of the Company and its subsidiaries;

     2. Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants;

     3.   Creating an agenda for the ensuing year;

     4. Reviewing, approving, and overseeing any engagement by the Company of the Company's independent accountants for permissible audit-related and non-audit related work, in accordance with applicable law;

     5. Conferring with the independent accountants concerning the scope of their examination of the books and records of the Company and its subsidiaries; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

     6. Reviewing with management and the independent accountants significant risks and exposures, audit activities and significant audit findings;

     7. Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

     8.   Reviewing the adequacy of the Company's systems of internal control;

     9. Obtaining from the independent accountants their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

     10. Providing an independent, direct communications between the Board of Directors and independent accountants;

     11. Reviewing the adequacy of internal controls and procedures related to executive travel and entertainment;

     12. Reviewing with appropriate Company personnel the actions taken to ensure compliance with all applicable gaming rules and regulations and the results of confirmations and violations of such rules and regulations;

     13. Reviewing the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

     14. Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee and preparing the annual Audit Committee report for the Company's proxy statement;

     15. Maintaining minutes or other records of meetings and activities of the Audit Committee;

     16. Reviewing the charter and powers of the Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities;

     17. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The Audit Committee shall also adopt a procedure for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, which must include a means for employees to submit confidential, anonymous complaints regarding questionable accounting or auditing matters;

     18. Reviewing compliance with, and authorize waivers from any provisions of, the Company's Code of Business Conduct and Ethics;

     19. Considering such other matters in relation to the financials affairs of the Company and its accounts, and in relation to the external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable;

     20.  Assuring regular rotation of the audit partner, as required by law;

     21.  Receiving   communications   required  by  Industry   Standards  Board
          Statement   No.  1;   reviewing   relationship   to   ensure   auditor
          independence;

     22. Reviewing disclosures in 10-K, 10-Q, and Proxy Statements, and financial 8-K's and press releases;

     23. Reviewing transactions between the Company and related parties for actual or apparent conflicts of interest.


/s/ Erwin Haitzmann                               /s/ Peter Hoetzinger
-------------------------                         -------------------------
Erwin Haitzmann                                    Peter Hoetzinger
Chairman of the Board                              Vice-Chairman of the Board

/s/ Gottfried Schellmann                         /s/ Robert Eichberg
-------------------------                         -------------------------
Gottfried Schellmann                               Robert Eichberg
Director                                           Director

/s/ Dinah Corbaci
-------------------------
Dinah Corbaci
Director